Exhibit 99.1

Press Release #201726 FOR IMMEDIATE RELEASE	December 19, 2017

Enertopia Provides 2017 Year-end Update

Kelowna, BC—Enertopia Corporation (ENRT-OTCQB) (TOP-CSE) (the "Company" or "Enertopia") is pleased to provide an update as we approach the end of 2017 and an exciting 2018.

Corporate Update:

Eighteen months ago we began our R&D initiatives to recover battery grade Lithium Carbonate through the synergies of advanced technologies in renewable energy, water filtration and associated technologies.

Since September our partner Genesis Water Technologies (GWT) has been evaluating data obtained from the first bench test results and other technical data provided by Enertopia to complete a larger and enhanced lithium recovery system. This $200,000 pre-paid second phase bench test has now completed the technical design phase with over 1,500 hrs of team effort.

The second phase of the second bench test will use synthetic brine solutions that will be created from the surface samples from the two bulk samples taken at our Clayton Valley, NV project. As reported by Enertopia on October 25, 2017. Based on these results Enertopia engaged a third party metals and minerals testing laboratory to run various scenarios using different pH solutions with leach times varying from 2 hours to 48 hours with respect to the amount of lithium and other minerals precipitated from the host rock.

When all labs results have been received Enertopia will be providing an update. The results of these tests will be incorporated into the make-up of the synthetic brine solutions that will be comprising the synthetic brines for the bench tests that GWT will be running through its scaled up bench tests in 2018.

Estimated Timeline of Next Steps in 2018:

January - Bench test build out

February - Preparation of synthetic brines

March – April - Bench testing of synthetic lithium brines

May - Final laboratory lithium recovery and Li2CO3 grade results

“We are excited about the progress made in 2017 and look forward to achieving our primary focus of perfecting technologies to produce battery grade Lithium Carbonate.” Stated CEO Robert McAllister.

Lithium Market Update:

The accelerating pace of technological change on multiple fronts, fabrication, robots, and materials continues to support the demand growth for Lithium and the rapidly growing use of Lithium batteries in Electric Vehicles (EV’s), which is the largest driver of Lithium demand. Below are just two examples in the past week alone of how changing technology is driving down the cost and increasing the range of EV’s, making them more competitive with Internal Combustion Engines (ICE’s) and in the coming decade likely at parity or cheaper than ICE’s.

Grandview Research Inc. reported in August 2017 that they expect the Lithium Ion market to reach USD 93.1 billion by 2025, growing at a CAGR of 17.0%, Increased usage of lithium-ion batteries in electric vehicles, portable consumer electronics and grid storage systems owing to its high energy density and high safety level is expected to drive market demand. For comparison last year the lithium Ion market had sales of USD $22.8 billion.

Full story at https://www.grandviewresearch.com/press-release/global-lithium-ion-battery-market

On Nov 30, 2017 General Motors said that by the end of 2019 it will be mass-producing fully autonomous electric cars. The cars will be used for a new GM ride-sharing service which, the automaker said, could ultimately be bigger than its current business of simply selling cars. It's the first step toward a massive shift in its business -- moving away from selling cars to customers to selling rides in autonomous cars.

Full story at http://money.cnn.com/2017/11/30/technology/gm-autonomous-cars- 2019/index.html?iid=EL

Over the past year the technology for Lithium batteries, EV’s, Autonomous vehicles and other associated technologies continues to converge and strengthen these growing sectors into one singularity for innovation and change in our transportation sector.

“The Company thanks its shareholders for their shared vision as it moves forward on its path to achieving ultimate success in the Lithium sector,” said Robert McAllister, President.

About Enertopia
Enertopia is concurrently working with water purification technology partner GWT using patent pending technology that is believed able to recover Lithium from brine solutions.

Enertopia’s shares are listed for trading in Canada with symbol TOP and are quoted in the United States with symbol ENRT. For additional information, please visit our website at www.enertopia.com or call Robert McAllister, the President at 1.250.765.6412

About Genesis Water Technologies (GWT)
GWT is a global specialized water treatment solution’s company focused on providing innovative & sustainable solutions for specialized industrial and municipal applications. For additional information please visit www.GenesisWaterTech.com

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. Forward-looking statements include, but are not limited to, ongoing carbonate purity bench tests with GWT, findings from such tests and the incorporation into procedures for a fully funded second series of bench tests that will be much larger, and other statements regarding project development, acquisition and financing programs, capital and operating expenditures, future revenue or capital growth estimates, availability of future financing and future plans and objectives of Enertopia. The Company makes such forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, financing, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes of the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. There can be no assurance that the brine recovery system will be effective for the recovery of Lithium and if effective will be economic or have any positive impact on Enertopia. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.